EXHIBIT 99.1

CORRECTION - ePlus Reports Third Quarter and Nine Months Financial Results
In a release issued under the same headline yesterday by ePlus inc. (NASDAQ:PLUS), please note that in the first table the cash and cash equivalents amount for March 31, 2018, was reported as $18,198 thousand and should be $118,198 thousand.
In the second table, net sales for the three months ended December 31, 2017, was reported as $334,225 thousand and should be $344,225 thousand.
The corrected release follows:
ePlus Reports Third Quarter and Nine Months Financial Results
Gross Profit Performance Leads to 22.2% Increase in Operating Income

Third Quarter Ended December 31, 2018

•	Net sales increased 0.4% to $345.7 million; technology segment net sales increased 0.8% to $334.7 million.
•	Adjusted gross billings increased 2.8% to $478.4 million.
•	Consolidated gross profit increased 8.1% to $82.9 million.
•	Consolidated gross margin was 24.0%, an increase of 170 basis points.
•	Net earnings decreased 4.6% to $14.9 million.
•	Adjusted EBITDA increased 17.7% to $25.6 million.
•	Diluted earnings per share decreased 0.9% to $1.10. Non-GAAP diluted earnings per share increased 17.3% to $1.29.

Nine Months Ended December 31, 2018

•	Net sales decreased 3.8% to $1,047.2 million; technology segment net sales decreased 3.5% to $1,016.3 million.
•	Adjusted gross billings decreased 0.7% to $1,446.6 million.
•	Consolidated gross profit increased 3.0% to $249.1 million.
•	Consolidated gross margin was 23.8%, an increase of 160 basis points.
•	Net earnings increased 4.1% to $48.1 million.
•	Adjusted EBITDA increased 1.7% to $80.8 million.
•	Diluted earnings per share increased 7.3% to $3.54. Non-GAAP diluted earnings per share increased 3.0% to $4.10.

HERNDON, VA – February 6, 2019 – ePlus inc. (NASDAQ:PLUS), a leading provider of technology solutions, today announced financial results for the three and nine months ended December 31, 2018.

Management Comment

“Third quarter operating income increased 22.2%, driven by an 8.1% increase in gross profit and gross margin expansion of 170 basis points,” said Mark Marron, president and chief executive officer.  “We experienced a favorable mix of products and services in high growth areas of the market such as digital, cloud and security solutions areas, and managed our cost structure, while continuing to invest to support future growth.  Our strategy to specialize in those solutions that are critical to our customers’ needs has yielded positive results.  Adjusted gross billings of security solutions increased by 23.6% in the third quarter from year-ago levels and represented 19.9% of our adjusted gross billings for the trailing twelve months.  We expect security to remain a strong driver of growth.

“In mid-January, we completed the acquisition of SLAIT Consulting, LLC, which extends our geographic reach and deepens our presence in central and Tidewater Virginia, a fast-growing corridor in the mid-Atlantic.  The acquisition has added to our portfolio of service offerings, especially in security consulting and security managed services, and has brought additional helpdesk services.  SLAIT also has broadened our customer roster to include the Commonwealth of Virginia and 5 out of 7 of its top public universities, a multinational IT services provider, and several enterprise healthcare organizations. We are pleased to welcome SLAIT to the team,” Mr. Marron noted.

Third Quarter Fiscal Year 2019 Results

For the third quarter ended December 31, 2018 as compared to the third quarter of the prior fiscal year:

Consolidated net sales increased 0.4% to $345.7 million, from $344.2 million.

Technology segment net sales increased 0.8% to $334.7 million, from $332.1 million.

Adjusted gross billings increased 2.8% to $478.4 million. Adjusted gross billings are technology segment net sales adjusted to exclude the costs incurred of applicable third-party maintenance, software assurance and subscription/SaaS licenses, and services.

Financing segment net sales decreased 10.0% to $11.0 million, from $12.2 million, due to a decrease in post contract earnings from a large sale of off-lease assets in last year’s quarter.

Consolidated gross profit increased 8.1% to $82.9 million, from $76.7 million. Consolidated gross margin improved 170 basis points to 24.0%, compared with 22.3% last year, due to a shift in mix towards third-party maintenance, software assurance and subscription/SaaS licenses, and services. Also contributing were higher product margins and service revenues.

Operating expenses increased 4.3% to $62.9 million, from $60.3 million, primarily due to an increase in variable compensation from the increase in gross profit.

Consolidated operating income increased 22.2% to $20.0 million.

Other income of $0.7 million includes $0.9 million as a distribution from the Cyberco Holdings bankruptcy offset by $0.2 million of foreign currency losses.

Our effective tax rate for the current quarter was 28.3%, compared with 4.2% in the prior year quarter, when we recognized an estimated tax benefit of $5.7 million, related to the provisional adjustment of our deferred tax balance to reflect the new corporate tax rate as well as an adjustment of our tax provision from the beginning of our fiscal year to the new blended rate as a result of the Tax Cuts and Jobs Act.

Net earnings decreased 4.6% to $14.9 million.

Adjusted EBITDA increased 17.7% to $25.6 million, from $21.7 million.

Diluted earnings per share was $1.10, compared with $1.11 in the prior year quarter. Non-GAAP diluted earnings per share was $1.29, compared with $1.10 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, and an adjustment to our tax expense in the prior year assuming a 21% U.S. federal statutory income tax rate for U.S. operations.

Fiscal Year to Date Results

For the nine months ended December 31, 2018 as compared to the nine months of the prior fiscal year:

Consolidated net sales decreased 3.8% to $1,047.2 million, from $1,088.9 million.

Technology segment net sales decreased 3.5% to $1,016.3 million, from $1,053.6 million.

Adjusted gross billings decreased 0.7% to $1,446.6 million. Adjusted gross billings are technology segment net sales adjusted to exclude the costs incurred of applicable third-party maintenance, software assurance and subscription/SaaS licenses, and services.

Financing segment net sales decreased 12.5% to $30.9 million, from $35.3 million due to a decrease in post contract earnings from the early termination of several large leases, and the sale of off lease assets in last year’s period.

Consolidated gross profit increased 3.0% to $249.1 million, from $241.9 million. Consolidated gross margin improved 160 basis points to 23.8%, compared with 22.2% last year, due to a shift in mix towards third-party maintenance, software assurance and subscription/SaaS licenses, and services. Also contributing were higher product margins and service revenues.

Operating expenses increased 4.5% to $184.1 million, from $176.1 million, due in part to an increase in variable compensation and the expenses associated with the acquisition of IDS in September 2017.  Our headcount decreased to 1,265, or 1.5% from 1,284 as of December 31, 2017.

Consolidated operating income decreased 1.0% to $65.1 million.

Our effective tax rate for the first nine months of fiscal year 2019 was 27.3%, compared with 29.7% in the prior year.

Net earnings rose 4.1% to $48.1 million.

Adjusted EBITDA increased 1.7% to $80.8 million, from $79.4 million.

Diluted earnings per share was $3.54, compared with $3.30 in the prior year. Non-GAAP diluted earnings per share was $4.10, compared with $3.98 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, and an adjustment to our tax expense in the prior year assuming a 21% U.S. statutory income tax rate for U.S. operations.

Balance Sheet Highlights

As of December 31, 2018, ePlus had cash and cash equivalents of $84.3 million, compared with $118.2 million as of March 31, 2018.  The decrease in cash and cash equivalents was primarily due to increases in working capital in the technology segment, investments in our financing portfolio, and share repurchases.  Total stockholders' equity was $409.2 million, compared with $372.6 million as of March 31, 2018. Total shares outstanding were 13.6 million and 13.8 million on December 31, 2018 and March 31, 2018, respectively.

Summary and Outlook

“Third quarter results represented a strong showing across our organization, underscoring our ability to capture demand from mid-market and enterprise customers for complex solutions and services. By investing in top-notch technical talent, we have become a provider of choice for cloud implementation, digital transformation and managing cybersecurity risk amongst a diversified and growing customer base.”

“The SLAIT acquisition fulfilled several of our strategic acquisition goals, including geographic expansion, the addition of potential cross-sell and up-sell opportunities between our customer sets, and a focus on services and security.  With annual revenues of approximately $100 million,  SLAIT brings a complementary customer base, additional service offerings and a group of highly-skilled leadership, sales, and engineering professionals,” Mr. Marron concluded.

The SLAIT Acquisition

On January 22nd, ePlus announced its subsidiary, ePlus Technology, inc. acquired SLAIT Consulting, LLC, a mid-Atlantic IT services provider with emphasis on the SLED and healthcare verticals.  SLAIT builds on ePlus’ security consulting and managed services capabilities and in the areas of GRC (governance, risk management and compliance), as well as staffing, bespoke managed services, and sales of IT products, maintenance, and software.  SLAIT is headquartered in Virginia Beach, VA, with locations in Richmond, VA and Charlotte, NC.

Commenting on the acquisition, Elaine Marion, chief financial officer noted, “As with our other acquisitions, we expect an increase in amortization costs related to the SLAIT acquisition once we finalize our purchase accounting.  Therefore, we do not expect the acquisition to be accretive on a GAAP basis for the next several quarters.”

Other Corporate Developments/Recognitions

•	On January 8th, ePlus announced a new partnership with Intel and Surgical Theater.
•	On December 4th, ePlus announced that its subsidiary, ePlus Technology, has achieved recognition for having certified experts delivering AppDynamics professional services.
•	On November 29th, ePlus announced its participation in the Amazon Web Services, Inc. Marketplace Consulting Partner Offers program.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 6, 2019:

Date:	Wednesday, February 6, 2019
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	6857789 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through February 13, 2019.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, rising interest rates, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendor’s IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per shares amounts)

	December 31, 2018	March 31, 2018
	(unaudited)	(as adjusted)

Current assets:
Cash and cash equivalents	$84,334	$118,198
Accounts receivable—trade, net	324,695	268,287
Accounts receivable—other, net	34,245	28,401
Inventories	51,395	39,855
Financing receivables—net, current	94,023	69,936
Deferred costs	16,537	16,589
Other current assets	7,933	23,625
Total current assets	613,162	564,891

Financing receivables and operating leases—net	68,058	68,511
Property, equipment and other assets	17,843	19,143
Goodwill	76,401	76,624
Other intangible assets—net	22,725	26,302
TOTAL ASSETS	$798,189	$755,471

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$100,270	$106,933
Accounts payable—floor plan	124,558	112,109
Salaries and commissions payable	20,456	19,801
Deferred revenue	39,444	35,648
Recourse notes payable—current	-	1,343
Non-recourse notes payable—current	58,106	40,863
Other current liabilities	18,397	33,370
Total current liabilities	361,231	350,067

Non-recourse notes payable—long term	8,461	10,072
Deferred tax liability—net	1,438	1,662
Other liabilities	17,882	21,067
TOTAL LIABILITIES	389,012	382,868

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,640 outstanding at December 31, 2018 and 13,761 outstanding at March 31, 2018	143	142
Additional paid-in capital	135,418	130,000
Treasury stock, at cost, 664 shares at December 31, 2018 and 467 shares at March 31, 2018	(51,899)	(36,016)
Retained earnings	326,085	277,945
Accumulated other comprehensive income—foreign currency translation adjustment	(570)	532
Total Stockholders' Equity	409,177	372,603
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$798,189	$755,471

ePlus inc. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(as adjusted)	(unaudited)	(as adjusted)

Net sales	$345,664	$344,225	$1,047,239	$1,088,944
Cost of sales	262,751	267,537	798,123	847,092
Gross profit	82,913	76,688	249,116	241,852

Selling, general, and administrative expenses	59,728	57,134	174,399	168,138
Depreciation and amortization	2,719	2,894	8,250	7,086
Interest and financing costs	443	270	1,403	903
Operating expenses	62,890	60,298	184,052	176,127

Operating income	20,023	16,390	65,064	65,725

Other income (expense)	721	(131)	1,140	(1)

Earnings before taxes	20,744	16,259	66,204	65,724

Provision for income taxes	5,880	678	18,064	19,499

Net earnings	$14,864	$15,581	$48,140	$46,225

Net earnings per common share—basic	$1.10	$1.12	$3.57	$3.34
Net earnings per common share—diluted	$1.10	$1.11	$3.54	$3.30

Weighted average common shares outstanding—basic	13,471	13,851	13,467	13,845
Weighted average common shares outstanding—diluted	13,544	13,990	13,592	14,022

Technology Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)

Net sales	$334,711	$332,061	0.8%	$1,016,343	$1,053,638	(3.5%)
Cost of sales	260,738	263,917	(1.2%)	792,632	839,012	(5.5%)
Gross profit	73,973	68,144	8.6%	223,711	214,626	4.2%

Selling, general, and administrative expenses	56,607	53,836	5.1%	166,199	158,838	4.6%
Depreciation and amortization	2,714	2,893	(6.2%)	8,243	7,084	16.4%
Operating expenses	59,321	56,729	4.6%	174,442	165,922	5.1%

Operating income	$14,652	$11,415	28.4%	$49,269	$48,704	1.2%

Key Business Metrics
Adjusted gross billings	$478,447	$465,213	2.8%	$1,446,604	$1,457,217	(0.7%)
Adjusted EBITDA	$20,074	$16,632	20.7%	$64,699	$62,133	4.1%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended December 31,
	2018	2017	Change

Technology	22%	25%	(3%)
State & Local Government & Educational Institutions	17%	17%	-
Telecom, Media, and Entertainment	14%	14%	-
Financial Services	15%	15%	-
Healthcare	14%	13%	1%
All others	18%	16%	2%
Total	100%	100%

Financing Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in thousands)

Net sales	$10,953	$12,164	(10.0%)	$30,896	$35,306	(12.5%)
Cost of sales	2,013	3,620	(44.4%)	5,491	8,080	(32.0%)
Gross profit	8,940	8,544	4.6%	25,405	27,226	(6.7%)

Selling, general, and administrative expenses	3,121	3,298	(5.4%)	8,200	9,300	(11.8%)
Depreciation and amortization	5	1	400.0%	7	2	250.0%
Interest and financing costs	443	270	64.1%	1,403	903	55.4%
Operating expenses	3,569	3,569	0.0%	9,610	10,205	(5.8%)

Operating income	$5,371	$4,975	8.0%	$15,795	$17,021	(7.2%)

Key Business Metrics
Adjusted EBITDA	$5,480	$5,071	8.1%	$16,105	$17,296	(6.9%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.  The presentation of adjusted gross billings has been updated from prior period presentations to align with net sales within our technology segment.

We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expenses, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, share based compensation, and acquisition related amortization expense, and the related tax effects. The presentation of non-GAAP net earnings and non-GAAP net earnings per common share – diluted have been changed from prior period presentations to adjust our tax expense assuming a statutory income tax rate of 21.0% for U.S. operations.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)

Technology segment net sales	$334,711	$332,061	$1,016,343	$1,053,638
Costs incurred related to sales of third party maintenance, software assurance and subscription/Saas licenses, and services	143,736	133,152	430,261	403,579
Adjusted gross billings	$478,447	$465,213	$1,446,604	$1,457,217

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Consolidated

Net earnings	$14,864	$15,581	$48,140	$46,225
Provision for income taxes	5,880	678	18,064	19,499
Depreciation and amortization [1]	2,719	2,894	8,250	7,086
Share based compensation	1,857	1,676	5,418	4,856
Acquisition related expenses	955	743	2,072	1,762
Other (income) expense [2]	(721)	131	(1,140)	1
Adjusted EBITDA	$25,554	$21,703	$80,804	$79,429

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Technology Segment
Operating income	$14,652	$11,415	$49,269	$48,704
Depreciation and amortization [1]	2,714	2,893	8,243	7,084
Share based compensation	1,753	1,581	5,115	4,583
Acquisition and integration expenses	955	743	2,072	1,762
Segment Adjusted EBITDA	$20,074	$16,632	$64,699	$62,133

Financing Segment
Operating income	$5,371	$4,975	$15,795	$17,021
Depreciation and amortization [1]	5	1	7	2
Share based compensation	104	95	303	273
Segment Adjusted EBITDA	$5,480	$5,071	$16,105	$17,296

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per share data)
GAAP: Earnings before taxes	$20,744	$16,259	$66,204	$65,724
Share based compensation	1,857	1,676	5,418	4,856
Acquisition related expenses	955	743	2,072	1,762
Acquisition related amortization expense [3]	1,552	1,871	5,035	4,178
Other (income) expense [2]	(721)	131	(1,140)	1
Non-GAAP: Earnings before taxes	24,387	20,680	77,589	76,521

GAAP: Provision for income taxes	5,880	678	18,064	19,499
Share based compensation	526	484	1,534	1,402
Acquisition related expenses	270	215	586	509
Acquisition related amortization expense [3]	414	508	1,343	1,108
Other (income) expense [2]	(204)	38	(322)	1
Re-measurement of deferred taxes [4]	-	3,407	-	3,407
Adjustment to US federal tax rate to 21%	-	(104)	-	(6,618)
Tax benefit on restricted stock	-	-	672	1,444
Non-GAAP: Provision for income taxes	6,886	5,226	21,877	20,752

Non-GAAP: Net earnings	$17,501	$15,454	$55,712	$55,769

GAAP: Net earnings per common share – diluted	$1.10	$1.11	$3.54	$3.30
Non-GAAP: Net earnings per common share – diluted	$1.29	$1.10	$4.10	$3.98

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Other income, interest income, and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Tax benefit (expense) for the re-measurement of U.S. deferred income tax assets and liabilities at 21% federal income tax rate for
U.S. operations.